Exhibit 99.1

For Immediate Release

Contact: Dennis J. Simonis

President & CEO

Telephone: (808) 969-8052

June 5, 2006

ML MACADAMIA ORCHARDS, L.P.

RENEGOTIATES NUT PURCHASE CONTRACTS WITH MAUNA LOA

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT) announced today that the company has renegotiated several of its nut purchase contracts with Mauna Loa Macadamia Nut Corporation (“Mauna Loa”), its exclusive customer, retroactive to January 1, 2006.

The MLP I contracts, signed in 1986 and due to expire December 31, 2006, were renegotiated at a fixed price of seventy-five cents ($0.75) per pound (adjusted to 20% moisture and 30% kernel recovery) for the final year of the contract.

The MLP II nut purchase contract, signed in 1989 and due to expire on June 30, 2019, was cancelled and a new agreement was executed. The new contract is for a six-year term, expiring on December 31, 2011 with an initial price of seventy-four cents ($0.74) per pound (adjusted to 20% moisture and 30% kernel recovery) and fixed escalations over the subsequent five years. Through the renegotiation of the expiring MLP I contracts and the modified MLP II contract, the Partnership replaces pricing mechanisms based on a blending of trailing USDA pricing and Mauna Loa profitability with the certainty of fixed nut prices.

The new agreements accounted for approximately 67% and 28%, respectively, of the Partnership’s total annual production in 2005. The company’s two remaining nut purchase contracts with Mauna Loa, accounting for approximately 5% of the Partnership’s production, will remain in place until expiration on December 31, 2006.

Pounds delivered under the new agreements are adjusted (1) to 20% moisture, (2) for the removal of extraneous material and (3) for quality (kernel recovery). Field moisture levels and kernel recovery can be extremely variable, depending upon the growing region, weather patterns, tree varieties, timing of harvest and farming practices. Based on full year 2005 deliveries, moisture levels and quality figures, the new contracts would have increased both revenues and gross margin in 2005 by approximately $1.4 million. There are no assurances that future growing seasons will mirror historical results. Nonetheless, management is providing this pro forma information in order to give some indication to unit holders of the potential impact of the new contracts.

The company has filed a Form 8-K with the SEC related to these contracts and has included the new contracts as Exhibits to the filing.

As announced in January 2006, the Partnership signed nut purchase agreements with Mac Farms of Hawaii, LLC and Purdyco International, Ltd. (dba Island Princess). The agreement with Mac Farms is for the sale of between 4.5 and 5.5 million wet-in-shell pounds annually and the agreement with Island Princess is for approximately 2 million pounds annually. Both contracts are effective January 1, 2007 and run for a period of five years. The nut price for these contracts will be determined every six months by mutual agreement based on prevailing market prices for kernel from Hawaii and Australia with payment due 30 days from delivery.

 In December 2004, ML Macadamia Orchards, L.P. signed a contract with Hamakua Macadamia Nut Company providing for the sale of about 6,000,000 pounds of nuts per year, commencing January 1, 2007. The nut purchase price moves up or down based upon kernel prices received by Hamakua, but ensures a minimum price of 75 cents per pound (at 20% moisture and 30% kernel recovery). The contract is effective for two years with respect to 2,000,000 pounds, four years for another 2,000,000 pounds, and six years with respect to the final 2,000,000 pounds.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts. The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,189 acres of orchards on the island of Hawaii.

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